INTERIM INVESTMENT MANAGEMENT AGREEMENT

This INTERIM INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of this 1st day of November, 2021, between Wells Fargo Funds Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware with its principal place of business at 525 Market Street, 12th Floor, San Francisco, California 94105 and Allspring Funds Management, LLC (the “Manager”), a limited liability company organized under the laws of the State of Delaware with its principal place of business at 525 Market Street, 12th Floor, San Francisco, California 94105.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company and is authorized to issue interests (as defined in the Trust’s Declaration of Trust, as amended and supplemented from time to time), in separate series; and

WHEREAS, the Trust desires that the Manager provide investment advisory and certain fund level administrative services to the series of the Trust identified on Schedule A hereto, as such Schedule may be amended or supplemented from time to time by mutual agreement (the “Fund”), and the Manager is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, the Trust and the Manager agree as follows:

Section 1. Appointment of the Manager. The Trust is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Declaration of Trust, as amended and supplemented from time to time, By-Laws (if any) and Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act and the Securities Act of 1933 (the “Securities Act”), including any representations made in the prospectus and statement of additional information relating to the Fund contained therein and as may be amended or supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Trust’s Board of Trustees (the “Board”). The Board is authorized to issue any unissued shares in any number of additional classes or series.

The investment advisory authority granted to the Manager shall include the authority to exercise whatever powers the Trust may possess with respect to any of its assets held by the Fund, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges, redemption privileges, and to tender securities pursuant to a tender offer, and participate in class actions and other legal proceedings on behalf of the Fund.

The Trust hereby employs Manager, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets in the Fund and, without limiting the generality of the foregoing, to provide the other administrative services specified in Section 2 hereof.

Section 2. Duties of the Manager.

(a)        Advisory Services. The Manager shall make decisions with respect to all purchases and sales of securities and other investment assets for the Fund. Among other things, the Manager shall make all decisions with respect to the allocation of the Fund’s investments in various securities or other assets, in investment styles and, if applicable, in other investment companies or pooled vehicles in which the Fund may invest.

To the extent the securities of an underlying registered investment company constitute the Fund’s only investment security, in accordance with Section 12(d)(1)(E) of the 1940 Act, the Manager’s responsibilities shall include, but not be limited to, reviewing (at least quarterly) the investment strategy and performance of the underlying fund, including any changes affecting the underlying fund, its objective, investment strategies and risks, and conducting risk management reviews and assessments with respect to the underlying fund and its adviser.

To carry out such duties, the Manager is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to transactions of the Fund. In all purchases, sales and other transactions in securities for the Fund, the Manager is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(b)        The Manager will report to the Board at each regular meeting thereof regarding the investment performance of the Fund since the prior report, and will also keep the Board informed of important developments affecting the Trust, the Fund and the Manager, and on its own initiative will furnish the Board from time to time with such information as the Manager may believe appropriate, whether concerning the individual companies, including registered investment companies held by the Fund, whose securities are held by the Fund, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Fund maintains investments. The Manager will also furnish the Board with such statistical and analytical information with respect to securities in the Fund as the Manager may believe appropriate or as the Board reasonably may request.

The Manager shall promptly notify the Trust of (i) any changes regarding the Manager that would impact disclosure in the Trust’s Registration Statement, or (ii) any material violation of any requirement, provision, policy or restriction that the Manager is required to comply with under Section 6 of this Agreement. The Manager shall immediately notify the Trust of any legal process served upon it in connection with its activities hereunder, including any legal process served upon it on behalf of the Fund or the Trust.

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(c)        Administrative Services. The Manager shall provide the following administrative services in connection with the operation of the Trust and the Fund:

(1)	coordinate, supervise and make all payments to the Fund’s transfer agent and various sub-transfer agents and omnibus account servicers and record-keepers;

(2)	receive and tabulate shareholder votes;

(3)	furnish statistical and research data;

(4)	coordinate (or assist in) the preparation and filing with the U.S. Securities and Exchange Commission (“SEC”) of registration statements, notices, shareholder reports, and other material required to be filed under applicable laws;

(5)	prepare and file with the states registration statements, notices, reports, and other material required to be filed under applicable laws;

(6)	prepare and file Form 24F-2s and N-SARs;

(7)	review bills submitted to the Fund and, upon determining that a bill is appropriate, allocate amounts to the Fund and instruct the Fund’s custodian to pay such bills;

(8)	coordinate (or assist in) the preparation of reports and other information materials regarding the Fund, including prospectuses, proxies and other shareholder communications;

(9)	prepare expense table and performance information for annual updates;

(10)	provide legal and regulatory advice to the Fund in connection with its other administrative functions, including assignment of matters to outside legal counsel on behalf of the Trust and supervising the work of such counsel;

(11)	provide office facilities and clerical support for the Fund;

(12)	develop and implement procedures for monitoring compliance with regulatory requirements and compliance with the Fund’s investment objectives, policies and restrictions;

(13)	serve as liaison between the Fund and its independent auditors;

(14)	prepare and file tax returns;
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(15)	review payments of Fund expenses;

(16)	prepare expense budgeting and accruals;

(17)	provide communication, coordination, and supervision services with regard to the Fund’s transfer agent, custodian, fund accountant, any co-administrators, and other service organizations that render recordkeeping or shareholder communication services;

(18)	provide information to the Fund’s distributor concerning fund performance and administration;

(19)	provide reports to the Fund’s board of directors regarding its activities;

(20)	assist in the preparation and assembly of meeting materials, including comparable fee information, as required, for the Fund’s board of directors; and

(21)	provide any other administrative services reasonably necessary for the operation of the Fund other than those services that are to be provided by the Trust’s transfer and dividend disbursing agent, custodian, and fund accountant, provided that nothing in this Agreement shall be deemed to require the Manager to provide any services that may not be provided by it under applicable banking laws and regulations.

Section 3. Delivery of Documents to the Manager. The Trust has furnished the Manager with true, correct and complete copies of the following documents:

(a)	The Declaration of Trust, as in effect on the date hereof;
(b)	The Registration Statement filed with the Commission under the 1940 Act and the Securities Act; and
(c)	Written guidelines, policies and procedures adopted by the Trust.

The Trust will furnish the Manager with all future amendments and supplements to the foregoing as soon as practicable after such documents become available. The Trust shall furnish the Manager with any further documents, materials or information that the Manager may reasonably request in connection with the performance of its duties hereunder.

Section 4. Delegation of Responsibilities.

(a)       The Manager may carry out any of its obligations under this Agreement by employing, subject to supervision by the Manager, one or more Sub-Adviser(s) who are registered as investment advisers pursuant to the Investment Advisers Act of 1940 (“Sub-Advisers”). Each Sub-Adviser’s employment will be evidenced by a separate written agreement approved by the Board and, if required under the 1940 Act, by the shareholders of the Fund

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(unless the Commission or its staff has given authorization or issued an interpretation dispensing with the requirement of shareholder approval). The Manager shall not be liable hereunder for any act or omission of any Sub-Adviser, except for failure to exercise good faith in the employment of the Sub-Adviser and for failure to exercise appropriate supervision of such Sub-Adviser, and as may otherwise be agreed in writing. The Manager shall be solely responsible for compensating any Sub-Adviser for services rendered under any Sub-Advisory Agreement. The Manager may, from time to time and at any time, terminate any Sub-Adviser and reassume the responsibilities assigned to such Sub-Adviser with respect to any Fund without obtaining the approval of the shareholders of the Fund.

(b)        The Manager will from time to time employ or sub-contract the services to certain persons as the Manager believes to be appropriate or necessary to assist in the execution of the Manager’s duties hereunder; provided, however, that the employment or sub-contracting with any such person shall not relieve the Manager of its responsibilities or liabilities hereunder and provided further that the Manager shall not have the authority to sub-contract advisory responsibilities without the consent of the Trust. The cost of performance of such duties will be borne and paid by the Manager. No obligation may be imposed on the Trust in any such respect.

The Manager shall supervise and monitor the activities of its representatives, personnel, sub-contractors, and agents in connection with the execution of its duties and obligations hereunder. The appropriate personnel of the Manager will be made available to consult with the Board at reasonable times and upon reasonable notice concerning the business of the Trust.

(c)        The Manager shall maintain records relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act. The Manager shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Manager pursuant to this Agreement required to be prepared and maintained by the Trust pursuant to the rules and regulations of any national, state, or local government entity with jurisdiction over the Trust, including the Commission and the Internal Revenue Service. The books and records pertaining to the Trust which are in possession of the Manager shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have access to such books and records at all times during the Manager’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Manager to the Trust or the Trust’s authorized representatives.

Section 5. Control by Board. Any investment activities undertaken by the Manager pursuant to this Agreement, as well as any other activities undertaken by the Manager on behalf of the Fund, shall at all times be subject to the direction and control of the Board.

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Section 6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Manager shall at all times comply with:

(a)       all applicable provisions of the 1940 Act, and any rules and regulations adopted thereunder;

(b)       the Registration Statement of the Trust, as it may be amended from time to time, filed with the Commission under the Securities Act and the 1940 Act;

(c)       the provisions of the Declaration of Trust of the Trust, as it may be amended from time to time;

(d)       the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Trust or the Fund, and any rules and regulations adopted thereunder; and

(e)       any other applicable provisions of state or federal law, and any rules and regulations adopted thereunder.

Section 7. Proxies. The Manager shall have responsibility to vote proxies solicited with respect to issuers of securities in which assets of the Fund are invested in accordance with the Trust’s policies on proxy voting.

Section 8. Broker-Dealer Relationships. In connection with the purchase and sale of securities for the Fund, the Manager is responsible for broker-dealer selection and negotiation of brokerage commission rates. The Manager’s primary consideration in effecting a security transaction will be to obtain the best price and execution. In selecting a broker-dealer to execute each particular transaction for the Fund, the Manager will consider among other things: the best net price available, the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board may from time to time determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Manager with respect to the Fund and to other clients of the Manager. The Manager is further authorized to allocate the orders placed by it on behalf of the Fund to brokers and dealers who also provide brokerage and research services within the meaning of Section 28(e) of the Securities Exchange Act of 1934 and in compliance therewith. Such allocation shall be in such amounts and proportions as the Manager shall determine and the Manager will report on said allocations regularly to the Board, indicating the brokers to whom such allocations have been made and the basis therefore.

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Section 9. Expenses. All of the ordinary business expenses incurred in the operations of the Fund and the offering of their shares shall be borne by the Fund unless specifically provided otherwise in this Agreement. The expenses borne by the Trust include, but are not limited to, brokerage commissions, taxes, legal, auditing or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expense of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to trustees and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Fund in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Fund’s shareholders.

The Manager shall pay its own expenses in connection with the services to be provided by it pursuant to this Agreement. In addition, the Manager shall be responsible for reasonable out-of-pocket costs and expenses incurred by the Trust: (a) to amend the Trust’s registration statement or supplement the Fund’s prospectus, and circulate the same, to reflect a change in the personnel of the Manager responsible for making investment decisions in relation to the Fund; (b) to obtain shareholder approval of a new sub-advisory agreement as a result of a “change in control” (as such term in defined in Section 2(a)(9) of the 1940 Act) of the Manager, or to otherwise comply with the 1940 Act, the Securities Act, or any other applicable statute, law, rule or regulation, as a result of such change; or (c) to meet other legal or regulatory obligations caused by actions of the Manager.

Section 10. Compensation.

(a)        As compensation for the advisory services provided under this Agreement, the Trust shall pay the Manager fees, payable monthly, at the annual rates indicated on Schedule A hereto, as such Schedule may be amended or supplemented from time to time;

(b)        Any compensation calculated, accrued and payable to the Manager pursuant to paragraph (a) of this Section 10 during the term of this Agreement shall be credited to an interest-bearing escrow account held at State Street Bank and Trust Company (the “Escrow Agent”) subject to the terms and conditions of any escrow agreement that may be implemented among the Manager, the Fund and the Escrow Agent (the “Escrow Account”). If a majority of the Fund’s outstanding voting securities, as that term is defined in the 1940 Act, approve a new investment management agreement with the Manager by a date that is no more than one hundred and fifty (150) days from the effective date of this Agreement (the “Final Termination Date”), then the full escrow amount owed to the Manager, including interest earned, will be paid to the Manager. If a majority of the Fund’s outstanding voting securities, as that term is defined in the 1940 Act, do not approve an investment management agreement with the Manager by the Final Termination Date, the Manager will receive, out of the Escrow Account, the lesser of (i) any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow) or (ii) the total amount due to the Manager in the Escrow Account (plus interest).

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Section 11. Standard of Care. The Trust will expect of the Manager, and the Manager will give the Trust the benefit of, the Manager’s best judgment and efforts in rendering its services to the Trust, and the Manager shall not be liable hereunder for any mistake in judgment. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Manager or any of its officers, directors, employees or agents, the Manager shall not be subject to liability to the Trust or to any shareholders of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

Section 12. Non-Exclusivity. The services of the Manager to the Fund are not to be deemed to be exclusive, and the Manager shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Manager may serve as officers and directors of the Trust, and that officers or directors of the Trust may serve as officers or directors of the Manager, to the extent that such services may be permitted by law, and that the officers and directors of the Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

Section 13. Records. The Manager shall, with respect to orders the Manager places for the purchase and sale of portfolio securities of the Fund, maintain or arrange for the maintenance of the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as such records as the Fund’s administrator reasonably requests to be maintained, including, but not limited to, trade tickets and confirmations for portfolio trades. All such records shall be maintained in a form acceptable to the Trust and in compliance with the provisions of Rule 31a-1 or any successor rule. All such records will be the property of the Trust and will be made available for inspection and use by the Trust and its authorized representatives.

Section 14. Term and Approval. This Agreement shall become effective with respect to the Fund after being approved in accordance with the requirements of Rule 15a-4 under the 1940 Act and executed by the Manager and the Trust, and shall continue in effect thereafter until the Final Termination Date, unless terminated as hereinafter provided.

Section 15. Termination. This Agreement will terminate automatically in the event of a Fund’s entry into a new investment management agreement that has been approved by the Board, including a majority of the Board members who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), and a majority of the outstanding voting securities of the Fund in accordance with Section 15 of the 1940 Act. In addition, this Agreement may be terminated at any time by vote of the Board or by vote of holders of a majority of a Fund’s outstanding voting securities, as defined in the 1940 Act, without the payment of any penalty, on not more than ten (10) calendar days’ prior notice thereof to the Manager. Further, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Manager on sixty (60) days’ written notice to the Fund. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act, as it may be interpreted by the Commission or its staff in interpretive releases, or by the Commission staff in no-action letters issued under the 1940 Act.

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This Agreement may also be terminated immediately by the Trust or the Manager in the event that either party (i) breaches a material term of this Agreement; or (ii) commits a material violation of any governing law or regulation; or (iii) engages in conduct that would have a material adverse effect upon the reputation or business prospects of such other party.

Section 16. Indemnification by the Manager. The Trust shall not be responsible for, and the Manager shall indemnify and hold the Trust or any Fund harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the willful misfeasance, bad faith, negligent acts or reckless disregard of obligations or duties on the part of the Manager or any of its officers, directors, employees or agents.

Section 17. Indemnification by the Trust. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of duties hereunder on the part of the Manager or any of its officers, directors, employees or agents, the Trust hereby agrees to indemnify and hold harmless the Manager against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Fund or other securities, undertaken by the Fund, their officers, directors, employees or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Fund, their officers, directors, employees or affiliates.

Section 18. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust shall be 525 Market Street, 12th Floor, San Francisco, California 94105, and that of the Manager shall be 525 Market Street, 12th Floor, San Francisco, California 94105.

Section 19. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, interpretations of the Commission or its staff, or Commission staff no-action letters, issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The duties and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware to the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted.

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Section 20. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares of the affected Fund. Otherwise, a written amendment of this Agreement is effective upon the approval of the Board and the Manager.

Section 21. Risk Acknowledgement. The Manager does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that the Manager may use, or the success of the Manager’s overall management of the Fund. The Trust understands that investment decisions made for the Fund by the Manager are subject to various market, currency, economic and business risks, and that those investment decisions will not always be profitable. The Manager will manage only the securities, cash and other investments for which management responsibility is delegated to it and which are held in the Fund’s account(s) and, in making investment decisions for the Fund, the Manager will not consider any other securities, cash or other investments owned by the Trust.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

WELLS FARGO FUNDS TRUST on behalf of the Fund
By:
Name: Matthew Prasse
Title: Secretary

ALLSPRING FUNDS MANAGEMENT, LLC
By:
Name: Andrew Owen
Title: President and CEO
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SCHEDULE A

ALLSPRING FUNDS MANAGEMENT, LLC

INTERIM INVESTMENT MANAGEMENT AGREEMENT

FEE SCHEDULE

WELLS FARGO FUNDS TRUST

Fund	Fee as % of Average Daily Net Asset Value
Wells Fargo Absolute Return Fund	First 1B Next 4B Next 5B Next 10B Over 20B	0.225 0.20 0.175 0.165 0.16

Schedule A approved as of November 1, 2021

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The foregoing fee schedule is agreed to as of November 1, 2021 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS TRUST on behalf of the Fund
By:
Name: Matthew Prasse
Title: Secretary

ALLSPRING FUNDS MANAGEMENT, LLC
By:
Name: Andrew Owen
Title: President and CEO
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